Exhibit 99.1

PORTIONS OF THE TRANSCRIPT HAVE BEEN EDITED TO CORRECT MINOR ERRORS (I.E., “UMS” OR REPEATED WORDS)

LIBERMAN BROADCASTING, INC.

Moderator: Lenard Liberman

August 16, 2010

4:00 pm ET

Operator: Good day and welcome to the LBI Media Second Quarter 2010 Results conference call. Today’s conference is being recorded. At this time, I would like to turn the conference over to Mr. Lenard Liberman, President and CEO. Please go ahead, sir.

Lenard Liberman: Thank you, Operator. Good afternoon everyone and welcome to LBI Media’s 2010 Second Quarter Earnings call. Joining me today are Winter Horton, our Chief Operating Officer and Wisdom Lu, our Chief Financial Officer. During this call, I will provide an overview of financial and operating progress since our last earnings report, Winter will provide comments on the performance of our radio stations, and then I’ll provide comments on our television stations and an update on the EstrellaTV network. Wisdom will then walk through our financial results. After formal remarks, we will open the call for questions. Wisdom?

Wisdom Lu: Thank you, Lenard. Before we begin, I would like to remind you that this conference call may contain forward-looking statements within the meaning of the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Statements made during this conference call that address results or developments that will occur or may occur at LBI Media in the future are forward-looking statements. These statements regarding future plans, events, financial results, and prospects of performance at LBI Media are predictions that involve risks and uncertainties and actual results may vary materially. I refer you to the press release that was issued earlier today for important factors that you should consider when evaluating this information. The forward-looking statements made during this call speak only as of the date hereof and the company undertakes no obligation to update such statements to reflect future events or circumstances.

This conference call also contains a non-GAAP financial term within the meaning of Regulation G as adopted by the SEC. This term is adjusted EBITDA, which we define as net income or loss less discontinued operations, net of income taxes, plus income tax expense or benefit, gain or loss on sale and/or disposal of property and equipment, net interest expense, interest rate swap expense or income, impairment of broadcast licenses and long-lived assets, depreciation, stock-based compensation expense and other non-cash gains and losses. However, for the purposes of this call, we’ll refer to what we entitle adjusted EBITDA as simply EBITDA. In conformity with Regulation G, we’ve provided a reconciliation of this non-GAAP financial measure to the most directly comparable financial measure, net cash flows provided by operating activities, prepared in accordance with US generally accepted accounting principles in our press release. This reconciliation is also provided in our quarterly report, which will be posted on our web site today.

Let me return the call back to Lenard, who will discuss our performance for the second quarter of 2010.

Lenard Liberman: Our results for the second quarter again showed top-line improvement over 2009, giving us two straight quarters of year-over-year revenue growth. Our results were driven by the continued success of EstrellaTV, as well as improvement in our TV station group. Looking ahead, we are well-positioned to continue experiencing improved results during the remainder of this year.

EstrellaTV’s performance has thus far exceeded our expectations. As mentioned on our last call, we are fully reported in Nielsen’s network ratings books and we are now in our sixth month of reporting. We ranked fourth in primetime for May sweeps in the Hispanic adult demographics behind only the three largest Hispanic broadcasters — Univision, Telemundo, and Telefutura. And on certain nights, we beat Telemundo and Telefutura. This performance is impressive and we believe our ratings will continue to grow as we expand our affiliate base and distribution platform.

As you may have seen from our recent press releases, we have completed the acquisition of our Denver station, KETD-TV, and signed up three new affiliates in Wichita, Kansas, Reno, Nevada, and Tulsa, Oklahoma. And we’ll talk about these more in detail momentarily, but our affiliate stations, as well as our new Denver station, are also experiencing positive ratings successes.

On previous calls, we talked about the launch of our radio network based on our popular morning program, Don Cheto, and Winter will give us an update on this momentarily. The success of EstrellaTV, our existing, highly-rated TV programming, and a launch of the Don Cheto network, will add exciting opportunities for LBI Media.

Now I’d like to turn the call over to Winter who will review the performance of our radio segment. Then I’ll follow up with some comments about our television business and EstrellaTV.

Winter Horton: Thanks Lenard.

Our radio segment revenues were essentially flat during the first half of 2010, but our radio assets continue to attract growing audiences and demonstrate superior ratings.

In Los Angeles, our flagship station, Que Buena, continues to dominate the Spanish-language radio market. KBUE is the number one station Monday through Friday 6:00 A to 7:00 P and adults 18-34 and 18-49. And it’s held the number one position for most of 2010. Our morning show, which features Don Cheto, has ranked as the number one morning drive show for 19 out of the last 21 books among adults 18 to 34. Our midday show, which features La Socia, is now ranked number one in the June 2010 book among 18-34 and 18-49 demos.

We’re capitalizing on the success of our popular Don Cheto morning radio show by syndicating through affiliates. We currently have affiliates in nine markets — Santa Rosa, Salinas, two in Portland, Austin, Fresno, Bakersfield, Santa Maria, and Guanajuato, Mexico. In addition, we feature the Don Cheto show on KRQB, our radio station in Riverside/San Bernardino, KEYH in Houston, and KNOR in Dallas. We recently upgraded our remote automation technology and will now be able to take on more affiliates. There are six additional markets that we plan to have on the air by the end of the year. We also have executed key endorsement deals with several major advertisers featuring Don Cheto.

Our Texas radio stations continue to perform well. Dallas and Houston, two of our core markets, are among the fastest-growing cities in the US according to the 2009 Census Bureau’s estimate. Houston and Dallas also rank number one and number two respectively in private sector employment growth over the past five years according to figures released by the US Bureau of Labor Statistics. In Dallas, three of our radio stations ranked among the top five stations Monday through Friday 6:00 A to 7:00 P among 18 to 34 and adult 18 to 49 in the June 2010 book. KNOR, La Raza, our flagship station, which features a regional Mexican format, is the number two Spanish station in Dallas Monday through Friday 6:00 A to 7:00 P for adults 18 to 34, adults 18 to 49, and adults 25 to 54. KNOR’s signal was significantly improved in July, increasing its power from 15 kilowatts to approximately 45 kilowatts. KTJM-FM, La Raza, in Houston continues to rank among the top stations with Hispanic adults in all demos and dayparts.

Again, we’re encouraged that radio revenues have stabilized rather than repeating the year-over-year declines we have seen in each quarter since the economic crisis began in late 2008. We believe that with our popular programming, strong stations, strong ratings, and audience shares, and by capitalizing on our successful homegrown personalities like Don Cheto, we are positioning ourselves for future revenue growth as the economy continues to recover.

Now I would like to turn the call back to Lenard to discuss our television performance.

Lenard Liberman: Thanks Winter.

As in the first quarter, television again performed well in the second quarter with a 26% revenue increase over the same period in 2009 and a 24% increase for the first six months of the year as compared to 2009. While EstrellaTV contributed to this gain with incremental revenues, exceeding our network budgets for the first half of 2010, we also saw growth in our California and Texas television markets. Our television segment, excluding incremental revenue from EstrellaTV, was up 5% for the first half of 2010. These gains were experienced despite our local stations losing commercial inventory to the network.

As mentioned earlier, in March, EstrellaTV became the Nielsen reporting broadcast network and is now in its sixth month of demonstrating ratings performance. EstrellaTV ranked as the number four Spanish-language network in primetime in key demographics for both the May and July sweeps. As we continue to expand and improve our distribution platform and invest in our internally-produced programming, we can say that EstrellaTV’s ratings will improve further and LBI’s share of the total advertising dollars spent on Hispanic networks will grow in kind. Advertisers have been enthusiastic about EstrellaTV’s prospects in helping them achieve their advertising goals and the network received a positive reception during the upfront season this year. We now have over 30 major brands advertising on the network.

Our distribution platform consists of our owned-and-operated stations in Los Angeles, Dallas, Houston, Salt Lake City, Phoenix, San Diego, and most recently Denver, as well as 26 additional markets. The purchase of Denver station KETD-TV was completed in mid-June. We have been on the air for two months and the reception to our programming among Denver’s Hispanic population has been very positive. Since Nielsen started rating KETD, we are already number two from 3:00 pm to 7:00 pm in July and one of our talk shows and a comedy/variety show have both taken the number one slots on many afternoons.

Since our last call, we completed affiliation agreements to carry EstrellaTV in Wichita, Kansas, Reno, Nevada, and Tulsa, Oklahoma. In addition, we have entered into an asset purchase agreement to acquire a television station in Chicago, the number six largest Hispanic television market. When we close this acquisition and begin transmitting our programming in Chicago, EstrellaTV will officially reach over 76% of all Hispanic television households in the US.

We remain committed to serving our owned-and-operated and affiliated television stations with the best programming and sales representation that Hispanic media has to offer. With our owned-and-operated and affiliated television stations in strategic Hispanic markets, the continuing success of EstrellaTV, and our proven original programming and innovative new shows, we believe we are well-positioned for future growth.

Now I’m going to turn the call over to Wisdom, who’s going to discuss in more detail our second quarter 2010 financial performance.

Wisdom Lu: Thank you, Lenard.

The following discussion and analysis of our financial condition and results of operations incorporates restated financial results for the three months ended June 30, 2009. All prior period comparisons contained within this earnings call reflect restated financial results.

I’ll start with a brief update of our acquisition and divestiture activities. Part of our strategy continues to be the effective utilization of our broadcast assets, including divesting noncore properties and acquiring attractive stations that complement our long-range strategic plan. In our first quarter call, I had mentioned that we had entered into an asset purchase agreement to purchase television stations in Chicago and Denver, both of which are important and growing Hispanic markets that we believe will be key markets for EstrellaTV. As Lenard mentioned, the purchase of the Denver station, KETD-TV, was completed in mid-June. We now expect the Chicago transaction to close in the third quarter.

On the divestiture side, the sale of our Pool Road facility in Colleyville, Texas, our former Dallas headquarters prior to our move to our new facility last November, was completed at the end of May with a selling price of $2.4 million.

In our financial results as we compared 2010 to 2009, please note that our 2009 numbers have been adjusted to account for KSEV’s operations as discontinued.

Net revenues increased by $2.6 million, or 9.4%, to $30.7 million for the three months ended June 30, 2010, as compared to $28.1 million for the same period in 2009. The change was primarily attributable to increased advertising revenue in our television segment, reflecting the incremental revenue from EstrellaTV network, as well as growth in our California and Texas markets. These were partially offset by a modest decline in our radio segment.

Total operating expenses increased by $6 million, or 31.5%, to $25.2 million for the three months ended June 30, 2010, as compared to $19.2 million for the same period in 2009. This increase was primarily attributable to a $4.9 million increase in program and technical expenses primarily due to an increase in amortization of capitalized costs related to the production of original programming content, including the production of a new hit show, which was not produced in the first half of 2009, and incremental ratings service fees and satellite costs related to our EstrellaTV network. The increase was also attributable to a $1.8 million increase in broadcast license and long-lived asset impairment charges, a $0.2 million increase in selling, general, and administrative expenses, and a $0.1 million increase in depreciation expense.

These increases were partially offset by a $1.0 million change in gain or loss on sale and disposal of property and equipment.

Adjusted EBITDA decreased by $ 2.4 million, or 20.1%, to $9.8 million for the three months ended June 30, 2010, as compared to $12.2 million for the same period in 2009. The decrease was primarily the result of an increase in program and technical expenses, which included the production of a new hit show, which was not produced in the first half of 2009, partially offset by increased advertising revenue in our television segment, as previously discussed.

We recognized a net loss of $1.3 million for the three months ended June 30, 2010, as compared to net income of $0.5 million for the same period in 2009, a change of $1.8 million. This change was primarily attributable to the increase in the program and technical expenses and broadcast license and long-lived impairment charges, partially offset by higher net revenue, as previously discussed, and lower income tax expense of $2.2 million.

Net revenues increased by $4.8 million, or 9.6%, to $54.3 million for the six months ended June 30, 2010, from $49.5 million for the same period in 2009. The change was primarily attributable to increased advertising revenue in our TV segment, partially offset by a modest decline in our radio segment.

Total operating expenses decreased by $44.9 million, or 50.4%, to $44.2 million for the six months ended June 30, 2010, as compared to $89.1 million for the same period in 2009. This decrease was primarily the result of a $49.7 million reduction in broadcast license and long-lived asset impairment charges. Excluding the impact of the impairment charges, total operating expenses increased by $4.8 million, or 12.6%, to $42.4 million for the six months ended June 30, 2010. This increase was primarily attributable to a $7.4 million increase in program and technical expenses primarily due to an increase in amortization of capitalized costs related to the production of original programming content and including the production of a new hit show that was not produced in the first half of 2009 and incremental ratings service fees and satellite costs related to our EstrellaTV network. The increases in program and technical expenses were partially offset by a $1.6 million gain in our assignment of the asset purchase agreement to acquire radio station KDES and a $1.0 million change on sale and disposal of property and equipment.

Adjusted EBITDA decreased by $0.8 million, or 4.7%, to $16.8 million for the six months ended June 30, 2010, as compared to $17.6 million for the same period in 2009. The decrease was primarily the result of higher program and technical expenses partially offset by the $1.6 million cash gain realized on the assignment of the asset purchase agreement related to radio station KDES and increased advertising revenues in our television segment as described above.

We recognized a net loss of $3.8 million for the six months ended June 30, 2010, as compared to a net loss of $37.2 million for the same period in 2009, a decrease in the net loss of $33.4 million. This change was primarily attributable to the $49.7 million decrease in broadcast license and long-lived asset impairment charges, partially offset by the $15.5 million change in income tax (provision) benefit, and other changes noted above.

Turning to our balance sheet, we had approximately $0.5 million in cash as of June 30, 2010. Our total debt balance was approximately $393.0 million, which included $115.1 million in term loan debt and $50.3 million outstanding on our revolver. Since June 30, we have borrowed, net of repayments, an additional $4.9 million.

This will conclude our formal remarks and at this time I’d like to open up the floor to any questions. Operator?

Operator: Thank you. If you would like to ask a question at this time, please do so by pressing the star key followed by the digit 1 on your touchtone telephone. If you’re using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again, that’s star 1 if you have a question or a comment. We’ll pause a brief moment.

We’ll take our first question from Matt Swope with Gleacher Securities.

Matt Swope: Hey guys, could you talk a little bit more about the radio division and what you’re seeing there and when you expect that to go positive on the revenue side.

Winter Horton: Yeah, I think that our ratings, I’m feeling pretty good about it, but it really kind of depends on what the economy’s doing. I think we’re keeping up with our peers and, you know, if you talk to our managers, they seem pretty positive about it, but I’m, you know, I’m conservative in the estimates for the future, but I think it’s getting back on track.

Matt Swope: And when you say keeping up with the peers, I think we’ve seen most guys at least turn slightly positive on radio. Is there a reason that you guys should still be lagging a little bit behind that?

Lenard Liberman: Well on the Spanish side I think you saw Univision and SBS down. Entravision, I don’t recall how they did. We wouldn’t be really looking at the general market because there’s a different dynamic in our marketplace.

We tend to be larger — if Entravision was us, which I don’t recall offhand, they’re in smaller markets, we’re in larger markets, so, you know, Southern California is a big market for us and it has been hurt, generally speaking, so we have a pretty big presence here, the number one FM in the market.

But essentially our radio revenue is flat right now and I think we’re trending up a little bit in third quarter. But it’s hard to say when you’re, you know, up or down 1%, swings happen very fast. So I can’t say that if we’re up 5% or 6%, then, you know, it doesn’t get knocked away.

But as I think SBS reported being down recently in radio and Univision was down as well. And we—I think we were basically flat.

Matt Swope: Okay and how about on TV, on TV, Lenard? Can you give us the TV growth excluding Estrella?

Lenard Liberman: Yeah, I think we said it was 5%.

Matt Swope: Got you, okay.

Lenard Liberman: And we had no benefit of World Cup or retrans, so that I think is pretty strong performance based on not having those revenue sources.

Matt Swope: Right. Especially compared to the periods, as you point out.

Lenard Liberman: Right, and the general market looks higher, but, again, it’s a different dynamic. We weren’t down 40% a year ago, so our comps aren’t as bad as the general market. And even on radio our comps aren’t as bad as the general market.

Matt Swope: And on Estrella, you said the revenues are pacing ahead of budget. The expenses have come in higher than I modeled, which maybe just means I was modeling it wrong, but how have your expenses on Estrella come in as compared to the budget?

Lenard Liberman: I think you’ll find that the quick answer is slightly above budget, but it’s only a timing difference. I think you’ll find that by the end of the year, things will equalize, we did produce a show that was slightly more expensive than anticipated, but really not much, and then some write-offs we had for programming that has a multiple-year life was a little bit higher.

I think the difference from our budget versus what we experienced was a half a million dollars, so we were pretty on target. I think what you’ll find is by the end of the year that equalizes because you had this big number for a show that actually was a very big hit for us, that we didn’t produce the prior year. We did produce it in the second half of the year last year, so that comp is now going to be gone.

Matt Swope: Right and then how about on the capital structure? Is it too early to start thinking about your bank debt that matures in March of 2012?

Lenard Liberman: No, we’re definitely thinking about it and looking for market opportunities to refinance. I think we want to get some more of the revenue in that we’d have—that we expect from the upfront and build up a little bit more revenue on the network side and then go into the market with that positive momentum, which we are seeing some revenue there.

So, you know, certainly if the market is very hot, we’ll enter it. And we’re getting ready for that. But I think first we want to show some more revenue growth from the network and maybe a little bit more station-level growth.

Matt Swope: And when you get to that point, do you think you’ll just go after the term loan or would you try to do the whole capital structure at that time?

Lenard Liberman: I think we’d rely on CSFB. For that, I’ll defer to Wisdom, but I suspect we’ll bring in a Hold Co. as well, but it’s hard to say what the market’s like and what the appetite is.

Matt Swope: Great. Thank you.

Operator: Just a reminder, it’s star 1 if you have a question or a comment at this time. There are no questions in our queue at this time, but just one final reminder, it is star 1 if you have a question or a comment.

And it appears we have no questions in our queue at this time.

Lenard Liberman: Thank you, Operator.

Winter Horton: Thank you.

Lenard Liberman: Thanks everybody.

Operator: And do you have any final closing remarks?

That does conclude our conference call, everyone. Thank you all for your participation.

END